Contact: David W. Sharp
(713) 361-2630

HORIZON OFFSHORE REPORTS SECOND QUARTER RESULTS

HOUSTON--(August 8, 2003)--Horizon Offshore, Inc. (NASDAQ: HOFF) today reported a net loss for the quarter ended June 30, 2003 of $(4.1) million, or $(0.15) per share-diluted. This compares with net income of $2.6 million, or $0.10 per share-diluted, for the second quarter of 2002.

For the second quarter of 2003, gross profit was a $(0.8) million loss on revenues of $57.9 million, compared with gross profit of $9.5 million, or 14.8 percent, on revenues of $64.3 million for the second quarter of 2002. Pre-tax net loss was $(10.3) million, with an income tax benefit of $(6.2) million for the second quarter of 2003, compared with pre-tax net income of $3.8 million and an income tax provision of $1.2 million for the same quarter last year. Included in the tax benefit for the second quarter of 2003 is a research and development tax credit of $(3.0) million.

The loss for the second quarter of 2003 is primarily due to a significant decrease in vessel utilization due to competitive market conditions in the U.S. Gulf of Mexico, which was compounded by schedule slippage in several major projects in West Africa and the U.S. Gulf of Mexico. The suspension of operations in Nigeria negatively impacted the company's revenues and margins during the second quarter of 2003. Horizon's Nigerian operations are not expected to resume until the fourth quarter of 2003. Inclement weather in the U.S. Gulf of Mexico during the second quarter further eroded job margins.

During the second quarter, Horizon secured $55 million in additional asset based financing. The company's increased debt balances and higher interest rates contributed to higher interest expense, which further increased the loss for the quarter. During the quarter, the company also incurred approximately $0.9 million of expenses related to the early extinguishment of debt.

The company obtained this additional financing to provide additional working capital to support the company's receivable position with Pemex. The EPC 64 claim has been assembled in accordance with legal and contractual requirements and formally submitted in July 2003.

During the second quarter, Horizon substantially completed pipelay and trenching on the Eastchester Extension Project for Iroquois Gas Transmission Systems L. P., which involved laying and burying a 34-mile long, 24-inch pipeline from Northport, Long Island to Hunt's Point, New York. Other highlights for the quarter include the award by Algonquin Gas Transmission Company, a subsidiary of Duke Energy Corporation, of a portion of the pipe trenching work on their HubLine Project consisting of 29 miles of 30-inch diameter pipe in Massachusetts Bay. In addition, Horizon began work on a contract awarded by Brunei Shell Petroleum Company Sdn. Bhd to perform several installations off the coast of Brunei.

"Our operating results reflect the sustained difficult economic environment and market for the marine construction industry that we have experienced during 2003. Our people worked extremely hard throughout this difficult quarter and continue to focus on the execution of the company's offshore projects. We are beginning to see positive results from the recent reorganization of our management structure with emphasis on project management, and we expect to generate better results in the last half of the year," said Bill J. Lam, President and Chief Executive Officer.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: Pemex's approval of claims and the outcome of related settlement agreements; Horizon's ability to manage liquidity and financing requirements pending the collection of receivables and claims from Pemex; expected loan noncompliance and the need for additional financing; industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Comparative Tables Follow:

Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Income Statement Date:
Contract revenues	$57,928	$64,291	$124,989	$130,394
Cost of contract revenues	58,678	54,751	123,205	115,807
Gross profit	(750)	9,540	1,784	14,587
Selling, general and administrative expenses	6,481	4,391	11,899	7,892
Operating income (loss)	(7,231)	5,149	(10,115)	6,695

Other:
Interest expense, net of amount capitalized	(2,405)	(960)	(3,948)	(1,983)
Interest income	10	28	21	53
Other income (expense), net	(658)	(428)	(700)	(430)
Net income (loss) before income taxes	(10,284)	3,789	(14,742)	4,335

Income tax provision (benefit)	(6,227)	1,175	(7,737)	1,344

Net income (loss)	$(4,057)	$2,614	$(7,005)	$2,991

Earnings per share:
Net income (loss) per share - basic	$(0.15)	$0.10	$(0.27)	$0.12
Net income (loss) per share - diluted	$(0.15)	$0.10	$(0.27)	$0.12

Weighted average shares used in computing net income (loss) per share:
Basic	26,417,147	26,260,395	26,402,438	24,777,753
Diluted	26,417,147	26,925,664	26,402,438	25,269,999

Other Non-GAAP Financial Data:
EBITDA(1)	$(2,730)	$8,496	$(1,521)	$13,269

EBITDA calculation is as follows:
Net income (loss)	$(4,057)	$2,614	$(7,005)	$2,991
Income tax provision (benefit)	(6,227)	1,175	(7,737)	1,344
Net interest expense	2,395	932	3,927	1,930
Depreciation and amortization	5,159	3,775	9,294	7,004
EBITDA	$(2,730)	$8,496	$(1,521)	$13,269

(1)

Horizon calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization. Earnings include revenues for services for which non-cash consideration is received. EBITDA is a supplemental financial measurement Horizon and investors in the marine construction industry use to evaluate its business as this is a measure of financial performance.